EXHIBIT 10.23.1

                     TERMINATION AGREEMENT


     This Termination Agreement (the "Agreement"), entered into and effective as of May 31, 1999 (the "Effective Date"), is between Edward A. Guthrie ("Guthrie") and Cliffs Drilling Company ("Cliffs").

     Guthrie and Cliffs agree that the termination of Guthrie's employment will be governed by the following terms and conditions:

     1. As of the Effective Date Guthrie tenders his resignation as Executive Vice President - Finance and Chief Financial Officer of Cliffs and as a director, officer and/or employee of all direct and indirect subsidiaries and affiliated companies of Cliffs, as the case may be, which Cliffs accepts on its behalf and on behalf of such subsidiaries and affiliated companies.

     2. Upon execution of this Agreement Cliffs agrees to provide to Guthrie a severance package consisting of the following:

     a. A lump sum in cash, less deductions required by law, equal to the sum of (1) $300,000 plus (2) any unreimbursed expenses and any accrued vacation pay, to the extent not theretofore paid.

     b. Notwithstanding anything to the contrary in the Stock Option Agreement dated as of December 1, 1998, between R&B
     Falcon Corporation and Guthrie, the options to purchase the common stock of R&B Falcon Corporation awarded to Guthrie thereunder shall vest on the Effective Date, with the right to exercise all such options at any time until December 1, 2008.

     c. The period of time within which Guthrie shall be entitled to exercise the outstanding stock options granted to him under the Non-Qualified Stock Option Agreements between Cliffs and Guthrie dated as of May 29, 1996, May 21, 1997 and May 13, 1998 shall be extended to May 21, 2006, May 20, 2007, and May 12, 2008, respectively, notwithstanding the provisions of such stock option agreements.

     d. Guthrie shall be entitled all rights as to which he has vested under (1) the Cliffs 401(k) Plan, (2) the Cliffs Compensation Deferral Plan, and (3) the R&B Falcon Corporation Pension Plan. For purposes of determining eligibility and vesting in the R&B Falcon Corporation Pension Plan, credit will be given for the years of service with Cliffs. For purposes of determining accrual of benefits under the R&B Pension Plan, credit will be given for service from December 1, 1998 through May 31, 1999.

     e. Guthrie shall be entitled to exercise all rights afforded to him under "COBRA".

     f. Guthrie shall pay to the Company the sum of $51,401.11, representing the value of the Company's interest in the split dollar insurance policy on Guthrie's life, and the Company shall relinquish and assign to Guthrie all of the Company's rights in such policy.

All cash payments due to Guthrie under the terms of this Agreement shall be paid by Cliffs within two business days following the date this agreement has been executed by both parties.

     3. Upon execution of this Agreement and subject to the payment and other obligations of Cliffs set out in Section 2 above, this Agreement constitutes full satisfaction of all obligations of Cliffs under the Employment Agreement dated as of December 1, 1998 between Guthrie and Cliffs. Except for the rights of Guthrie hereunder (including the rights under the Stock Option Agreements described under Section 2 above, as modified thereby), Guthrie releases Cliffs, R&B Falcon Corporation, their direct and indirect subsidiaries and affiliated companies, and the officers, directors and employees of each of such entities, from all claims and liabilities.

     4. The Agreement shall be binding upon and shall inure to the benefit of the parties, their respective representatives, agents, attorneys, successors and assigns, and, in particular, without limiting the generality of the foregoing, to the directors, officers and employees of Cliffs, R&B Falcon Corporation, and their direct and indirect subsidiaries, and to Guthrie's heirs, executors, administrators, legal and personal representatives and assigns.

     5. This Agreement shall be deemed to be a contract made under and governed by, the laws of the State of Texas, without reference to principles of conflicts of law.

     6. This Agreement constitutes the complete and entire agreement between the parties. This Agreement supersedes and cancels all prior or contemporaneous representations, promises or agreements between the parties. This Agreement cannot be amended or modified except by written agreement signed by each of the parties hereto.

     7. The provisions of this Agreement are severable. If a court or other tribunal of competent jurisdiction rules any provision of this Agreement is invalid or unenforceable, such ruling will not affect the validity or enforceability of any other provision of the Agreement, and this Agreement shall be deemed to be modified and amended so as to be enforceable to the extent permitted by law.

     8. R&B Falcon Corporation joins in the execution hereof to evidence its agreement to the provisions of paragraphs b and c of
Section 2.

     9. This Agreement is signed in Houston, Texas to be effective as of May 31, 1999.



_____________________________
Edward A. Guthrie



CLIFFS DRILLING COMPANY



By:__________________________



R&B FALCON CORPORATION


By:__________________________